Exhibit 99.1

Rose Rock Midstream, L.P. Reports Fourth Quarter

and Year End 2011 Results

Cushing Tank Expansion Ahead of Schedule

Tulsa, OK—February 29, 2012—Rose Rock Midstream, L.P. (NYSE: RRMS) today announced its financial results for the three and 12 months ended December 31, 2011.

For the quarter ended December 31, 2011, Rose Rock Midstream reported revenues of $132.2 million with net income of $6.8 million, compared to revenue of $74.6 million with a net income of $10.3 million for the quarter ended December 31, 2010. For the 12 months ended December 31, 2011, Rose Rock Midstream reported net income of $23.2 million, on revenue of $431.3 million, compared to a net income of $23.5 million on revenue of $208.1 million for the 12 months ended December 31, 2010.

“We are pleased with the successful launch of our IPO in December and the ability to focus on the growth opportunities we see ahead,” said Norm Szydlowski, chief executive officer of Rose Rock Midstream’s general partner. “Rose Rock Midstream’s strategy is to enhance our scale in order to increase cash flow and grow the distributions to our unitholders. Our Cushing storage expansion is ahead of schedule, with nearly one million barrels of new storage coming on line during the first two months of 2012. We expect the remaining one million barrels of the project to be placed in service by mid-year. The additional tankage has five-year contracts which will begin as tanks are placed into service. The Company’s Platteville truck unloading facility expansion is on schedule for an anticipated completion by the fourth quarter of 2012. In addition, Rose Rock Midstream will soon commence construction on a new 20-inch diameter receipt and delivery line in Cushing with estimated completion in the fourth quarter of 2012. With a strong balance sheet and a pipeline of high-return growth projects, we are well positioned to increase cash earnings and create value for our investors,” said Szydlowski.

Rose Rock Midstream reported adjusted gross margin of $18.3 million for the fourth quarter of 2011, compared to adjusted gross margin of $19.6 million for the same period last year. Adjusted gross margin for the 12 months ended December 31, 2011, was $64.3 million, compared to adjusted gross margin of $62.2 million for the same period last year.

Rose Rock Midstream’s adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA") was $9.7 million for the quarter ended December 31, 2011, compared with an Adjusted EBITDA of $14.2 million for the same quarter in 2010. Adjusted EBITDA for the 12 months ended December 31, 2011 totaled $34.8 million, compared to Adjusted EBITDA of $38.6 million for the 12 months ended December 31, 2010.

For the period beginning December 14, 2011, when Rose Rock Midstream completed its initial public offering (IPO), and ending December 31, 2011, distributable cash flow was $1.3 million. On January 23, 2012, Rose Rock Midstream declared its first regular cash distribution of $1.1 million, or $0.0670 per unit for the period beginning December 14, 2011, when Rose Rock Midstream completed its initial public offering (IPO), and ending December 31, 2011. This prorated amount corresponds to the minimum quarterly cash distribution of $0.3625 per unit or $1.45 on an annualized basis.

2012 Adjusted EBITDA and Capex Guidance

Consistent with the projections outlined in our prospectus dated December 8, 2011, Rose Rock Midstream expects 2012 Adjusted EBITDA to be $33 million to $35 million; capital expenditures of $37 million, including $3 million for maintenance; and distributable cash flow of $27.3 million.

Earnings Conference Call

Rose Rock Midstream will host a joint conference call with SemGroup Corporation (NYSE: SEMG) for investors today at 11 a.m. EDT. The call can be accessed live over the telephone by dialing 888.680.0869, or for international callers, 617.213.4854. The pass code for the call is 79157478. A replay will be available shortly after the call and can be accessed by dialing 888.286.8010, or for international callers, 617.801.6888. The pass code for the replay is 37849106. The replay will be available until March 7, 2012. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto Rose Rock Midstream's Investor Relations website at www.rrmidstream.com. A replay of the webcast will also be available for a year following the call at www.rrmidstream.com on the Calendar of Events-Past Events page. Fourth quarter 2011 earnings slide deck and fourth quarter 2011 financial and operating report will be posted under Investor Relations/Presentations.

About Rose Rock Midstream

Rose Rock Midstream, L.P. (NYSE: RRMS) is a growth-oriented Delaware limited partnership recently formed by SemGroup® Corporation (NYSE: SEMG) to own, operate, develop and acquire a diversified portfolio of midstream energy assets. Rose Rock Midstream provides crude oil gathering, transportation, storage and marketing services. Headquartered in Tulsa, OK, Rose Rock Midstream has operations in six different states with the majority of its assets strategically located in or connected to the Cushing, Oklahoma crude oil marketing hub.

Non-GAAP Financial Measures

This news release and the accompanying schedules include the non-GAAP financial measures of Adjusted gross margin and Adjusted EBITDA, which may be used periodically by management when discussing our financial results with investors and analysts. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States of America ("GAAP"). Adjusted gross margin and adjusted EBITDA are presented as management believes they provide additional information and metrics relative to the performance of our business.

Operating income (loss) is the GAAP measure most directly comparable to adjusted gross margin, and net income (loss) and cash provided by (used in) operating activities are the GAAP measures most directly comparable to Adjusted EBITDA. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measures. These non-GAAP financial measures have important limitations as analytical tools because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures. You should not consider adjusted gross margin and Adjusted EBITDA in isolation or as substitutes for analysis of our results as reported under GAAP. Because adjusted gross margin and Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Management compensates for the limitation of adjusted gross margin and Adjusted EBITDA as analytical tools by reviewing the comparable GAAP measures, understanding the differences between adjusted gross margin and Adjusted EBITDA, on the one hand, and operating income (loss), net income (loss) and net cash provided by (used in) operating activities, on the other hand, and incorporating this knowledge into its decision-making processes. We believe that investors benefit from having access to the same financial measures that our management uses in evaluating our operating results.

Forward-Looking Statements

Certain matters contained in this Press Release include “forward-looking statements.” All statements, other than statements of historical fact, included in this Press Release including the prospects of our industry, our anticipated financial performance, including distributable cash flow, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters, may constitute forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, insufficient cash from operations following the establishment of cash reserves and payment of fees and expenses to pay the minimum quarterly distribution; any sustained reduction in demand for crude oil in markets served by our midstream assets; our ability to obtain new sources of supply of crude oil; competition from other midstream energy companies; our ability to comply with the covenants contained in and maintain certain financial ratios required by our credit facility; our ability to access credit markets; our ability to renew or replace expiring strong contracts; the loss of or a material nonpayment or nonperformance by any of our key customer; the overall forward market for crude oil; the possibility that our hedging activities may result in losses or may have a negative impact on our financial results; hazards or operating risks incidental to the gathering, transporting or storing of crude oil; our failure to comply with new or existing environmental laws or regulations; the possibility that the construction or acquisition of new assets may not result in the corresponding anticipated revenue increases; as well as other risk factors discussed from time to time in each of our documents and reports filed with the SEC.

Readers are cautioned not to place undue reliance on any forward-looking statements contained in this Press Release, which reflect management’s opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements.

Contacts:

Investor Relations:

Alisa Perkins

918-524-8081

investor.relations@semgroupcorp.com

Media:

Liz Barclay

918-524-8158

lbarclay@semgroupcorp.com

The consolidated financial data included in the following tables include the activity of our predecessor prior to November 29, 2011. The predecessor included SemCrude, L.P. (“SemCrude”), a wholly-owned subsidiary of SemGroup Corporation (exclusive of SemCrude’s ownership interests in SemCrude Pipeline, L.L.C., which holds a 51% ownership interest in the White Cliffs Pipeline), and Eaglwing, L.P. (“Eaglwing”), which is also a wholly-owned subsidiary of SemGroup Corporation. Although Eaglwing is not currently conducting any revenue-generating operations and was not contributed to Rose Rock Midstream, it was included in the financial statements of the predecessor because it previously conducted operations that were similar to those of SemCrude. Eaglwing did not have a significant impact on these financial statements during the periods from 2009 through 2011, other than a $3.4 million reorganization items loss recorded to the statement of operations for the eleven months ended November 30, 2009. Subsequent to November 29, 2011, the consolidated financial data included in the following table include the accounts of Rose Rock Midstream and its controlled subsidiaries, which include SemCrude, L.P.

Consolidated Balance Sheets

(dollars in thousands, unaudited, condensed)	December 31, 2011	December 31, 2010
ASSETS
Current assets	$166,582	$96,018
Property, plant and equipment, net	276,246	260,048
Other noncurrent assets, net	2,666	1,065

Total assets	$445,494	$357,131

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities	$140,553	$67,143
Long-term debt, excluding current portion	87	—

Total liabilities	140,640	67,143

Total partners' capital	304,854	289,988

Total liabilities and partners' capital	$445,494	$357,131

Consolidated Statements of Income

(dollars in thousands, except per unit amounts, unaudited, condensed)	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Revenues	$132,200	$74,635	$431,321	$208,081

Expenses:
Costs of products sold, exclusive of depreciation and amortization shown below	113,461	56,256	366,265	146,614
Operating	5,278	4,372	18,973	20,398
General and administrative	3,336	1,738	9,843	7,660
Depreciation and amortization	2,874	2,650	11,379	10,435

Total expenses	124,949	65,016	406,460	185,107

Operating income	7,251	9,619	24,861	22,974

Other expenses (income), net	423	(665)	1,626	(503)

Net income	$6,828	$10,284	$23,235	$23,477

Allocation of net income used for earnings per unit calculation:
Net income	$6,828		$23,235
Less: Net income prior to initial public offering on December 14, 2011	5,858		22,265

Net income subsequent to initial public offering on December 14, 2011	$970		$970

Allocation of net income subsequent to initial public offering:
Net income allocated to general partner	$19		$19

Net income allocated to common unitholders	$475.5		$475.5

Net income allocated to subordinated unitholders	$475.5		$475.5

Earnings per limited partner unit subsequent to initial public offering:
Common unit (basic and diluted)	$0.06		$0.06

Subordinated unit (basic and diluted)	$0.06		$0.06

Weighted average number of limited partner units outstanding:
Common units (basic and diluted)	8,390		8,390

Subordinated units (basic and diluted)	8,390		8,390

Non-GAAP Reconciliation

(dollars in thousands, unaudited)	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Reconciliation of operating income to adjusted gross margin:
Operating income	$7,251	$9,619	$24,861	$22,974
Add:
Unrealized (gain) loss on derivatives	(453)	1,258	(787)	763
Operating	5,278	4,372	18,973	20,398
General and administrative	3,336	1,738	9,843	7,660
Depreciation and amortization	2,874	2,650	11,379	10,435

Adjusted gross margin	$18,286	$19,637	$64,269	$62,230

Reconciliation of net income to adjusted EBITDA
Net income	$6,828	$10,284	$23,235	$23,477
Add:
Interest expense	418	256	1,823	482
Depreciation and amortization	2,874	2,650	11,379	10,435
Unrealized (gain) loss on derivatives	(453)	1,258	(787)	763
(Gain) loss on impairment or sale of assets	52	21	64	67
Provision for (recovery of) uncollectible accounts receivable	(16)	(300)	(916)	3,340

Adjusted EBITDA	$9,703	$14,169	$34,798	$38,564

Reconciliation of net cash provided by operating activities to adjusted EBITDA
Net cash provided by operating activities	$1,782	$(3,371)	$49,419	$31,492
Less:
Changes in assets and liabilities, net of acquisitions and deconsolidated subsidiaries	(7,503)	(17,284)	16,444	(6,590)
Add:
Interest expense	418	256	1,823	482

Adjusted EBITDA	$9,703	$14,169	$34,798	$38,564

Distributable Cash Flow

(dollars in thousands, unaudited)	Three Months Ended December 31	Three Months Ended December 31
	2011	2010
Net income	$6,828	$10,284
Add: Interest expense	418	256
Add: Depreciation and amortization expense	2,874	2,650

EBITDA	10,120	13,190
Add: Loss on disposal or impairment of long-lived assets	52	21
Add: Unrealized (gain) loss on derivative activities	(453)	1,258
Add: Provision for (recovery of) uncollectible accounts receivable	(16)	(300)

Adjusted EBITDA	$9,703	$14,169

Less: Cash interest expense	388	256
Less: Maintenance capital expenditures	575	1,032

Distributable cash flow	$8,740	$12,881

Distributable cash flow attributable to period subsequent to initial public offering (1)	$1,313

Cash distribution (2)	$1,147

Distribution coverage ratio	1.1 x

(1)	Represents distributable cash flow for December 2011 pro-rated for the 17 days following the IPO
(2)

The distribution declared for the fourth quarter of 2011 represents the minimum quarterly distribution of $0.3625 per unit per our partnership agreement pro-rated for the post-IPO period to $0.0670 per unit.

Rose Rock Midstream

2012 Adjusted EBITDA Guidance

(dollars in millions, unaudited)	Low	High
Net income	$17.8	$19.8
Add: Interest expense	2.8	2.8
Add: Depreciation and amortization	12.4	12.5

Adjusted EBITDA	$33.0	$35.0